                                                                    Exhibit 99.1


[NYSE COO LOGO]                                      [THE COOPER COMPANIES LOGO]

                                                              21062 Bake Parkway
                                                           Lake Forest, CA 92630
                                                                    888-822-2660
                                                               Fax: 949-597-0662
NEWS RELEASE

     CONTACT:

     Norris Battin
     The Cooper Companies, Inc.
     ir@coopercompanies.com
     FOR IMMEDIATE RELEASE

            THE COOPER COMPANIES REPORTS THIRD QUARTER 2004 RESULTS

          Revenue $129.1 Million, Ahead 19%--16% in Constant Currency

                              EPS 70 Cents, Up 21%

LAKE FOREST, Calif., August 31, 2004 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal third quarter ended July 31, 2004.

Third Quarter Highlights

     o Revenue $129.1 million, 19% above the third quarter of 2003, 16% in constant currency.

     o    Operating income $31.7 million, 25% above the third quarter of 2003.

     o    EPS 70 cents versus 58 cents, up 21%; trailing twelve months $2.53.

     o Cash flow (income before income taxes plus depreciation and amortization) per share 99 cents, up from 84 cents in the third quarter of 2003; trailing twelve months $3.67.

Revenue and Earnings Per Share Guidance

     o Cooper now expects fiscal 2004 revenue of $488 million to $493 million, assuming no major changes in exchange rates, and earnings per share of $2.59 to $2.61 assuming an effective tax rate or ETR (provision for taxes divided by income before taxes) of 21%. The previous fiscal 2004 guidance was revenue of $483 to $493 and earnings per share of $2.55 to $2.58 with an ERT of 22%.

         Expecting continued strong worldwide sales of specialty contact lenses, CooperVision (CVI) anticipates fiscal 2004 revenue of $387 million to $390 million, assuming no major changes in exchange rates. CooperSurgical (CSI), the Company's women's healthcare medical device business, expects revenue of $101 million to $103 million for fiscal 2004.

     o For the fourth fiscal quarter, Cooper expects revenue of $128 million to $133 million--$102 million to $105 million for CVI and $26 million to $28 million for CSI--with earnings per share of 70 cents to 72 cents. Cooper had not previously issued guidance for its fiscal fourth quarter.

     o Revenue and earnings per share guidance for the years 2005 through 2007 that reflect Cooper's recently announced proposed acquisition of Ocular Sciences, Inc. are below in "Proposed Acquisition of Ocular Sciences, Inc." It assumes, for the purpose of these projections, that the transaction closes on November 1, 2004. It does not include the impact of a proposed amendment to Financial Accounting Standards Board
          (FASB) Statement No. 128 "Earnings Per Share" which is discussed below.

     o The guidance above assumes no major change in exchange rates and is exclusive of nonrecurring charges for acquisition accounting and restructuring.

Operating Income Highlights ($'s in millions)

---------------------------------------------------------------------------------------------
                                 Three Months Ended July 31,
---------------------------------------------------------------------------------------------
                      Revenue                                Operating Income
---------------------------------------------------------------------------------------------
                                         %                         %    % Revenue  % Revenue
                       2004     2003    Inc.     2004     2003    Inc.     2004       2003
--------------------------------------------   ----------------------------------------------
CVI                   $102.8   $ 87.8   17%     $29.0    $23.9    21%       28%       27%
CSI                     26.3     20.6   27%       5.2      4.8     8%       20%       23%
                      ------   ------           -----    -----
Subtotal               129.1    108.4   19%      34.2     28.7    19%       26%       27%
Corporate expense          -        -    -       (2.5)    (3.4)    -         -         -
                      ------   ------           -----    -----
--------------------------------------------   ----------------------------------------------
Total                 $129.1   $108.4   19%     $31.7    $25.3    25%       25%       23%
                      ======   ======           =====    =====
---------------------------------------------------------------------------------------------
                                 Nine Months Ended July 31,
---------------------------------------------------------------------------------------------
                      Revenue                                Operating Income
---------------------------------------------------------------------------------------------
                                         %                         %    % Revenue  % Revenue
                       2004     2003    Inc.     2004     2003    Inc.     2004       2003
--------------------------------------------   ----------------------------------------------
CVI                   $284.9   $238.6   19%     $77.4    $62.5    24%       27%       26%
CSI                     74.5     60.2   24%      15.2     12.6    20%       20%       21%
                      ------   ------           -----    -----
Subtotal               359.4    298.8   20%      92.6     75.1    23%       26%       25%
Corporate expense          -        -    -       (8.3)    (8.8)    -         -         -
                      ------   ------           -----    -----
--------------------------------------------   ----------------------------------------------
Total                 $359.4   $298.8   20%     $84.3    $66.3    27%       23%       22%
                      ======   ======           =====    =====
---------------------------------------------------------------------------------------------


Third Quarter 2004 Revenue and Expense Summary

Cooper's third quarter revenue of $129.1 million was 19% above last year's third quarter, 16% in constant currency. Gross margin was 64% in the current quarter versus 63% in last year's third quarter.

Selling, general and administrative expense grew 18% and was 38% of revenue, the same as in last year's third quarter. Corporate expense decreased to $2.5 million, down 26% from the third quarter of 2003, as expenses to maintain Cooper's global trading arrangement declined.

Operating income grew 25% and improved to 25% of revenue versus 23% in last year's third quarter. Total operating expenses were 40% of revenue, the same as in last year's third quarter.

Currency fluctuations did not significantly impact operating income in the quarter. Because CVI manufactures the majority of its lenses in the United Kingdom with costs denominated in pounds sterling, and CSI imports some of its products from Europe and Canada, the unfavorable currency translation of manufacturing and operating costs tends to offset the currency gains on overseas revenue.

Income before taxes grew 24%, despite $456 thousand of foreign exchange loss compared to $282 thousand of foreign exchange gain in the prior year. Interest expense fell 12%, reflecting both a general decrease in interest rates and the Company's refinancing of part of its higher interest debt in the third quarter of 2003.

Because accounting principles generally accepted in the United States require the projected fiscal year ETR to be used when reporting year-to-date results, the ETR was decreased to 22% in the second fiscal quarter reflecting the favorable shift of business through jurisdictions with lower tax rates. The 19% ETR in the third quarter reflects the 22% ETR and a release from reserves of about $700 thousand. Cooper now expects that the ETR for fiscal 2004 and the fourth quarter of 2004 will be 21% and 22%, respectively.

Compared to the third quarter of 2003, the number of shares used to calculate diluted earnings per share increased 5% to 34.1 million shares.

Without the contribution of the $700 thousand tax adjustment and the foreign exchange losses, third quarter earnings per share would have been 69 cents.

Third Quarter 2004 Business Unit Operating Summaries ($'s in millions)

--------------------------------------------------------------------------------------
                                    CooperVision                CooperSurgical
                              --------------------------------------------------------
                               2004       %     % chg      2004    % Rev   % chg vs
                                         Rev    vs 2003                      2003
--------------------------------------------------------------------------------------
Net sales                     $102.8    100%       17%    $26.3     100%      27%
Cost of sales                   34.2     33%       13%     11.7      45%      22%
                              ------                      -----
Gross profit                    68.6     67%       19%     14.6      55%      31%
SG&A                            38.1     37%       18%      8.4      32%      47%
R&D and amortization             1.5      1%       23%      1.0       4%      66%
                              ------                      -----
Total operating expense         39.6     38%       18%      9.4      36%      49%
                              ------                      -----
Operating income              $ 29.0     28%       21%    $ 5.2      20%       8%
                              ======                      =====
--------------------------------------------------------------------------------------

Balance Sheet and Cash Flow Highlights

     o At the end of the third fiscal quarter, Cooper's days sales outstanding (DSO) decreased to 62 days from 66 days a year ago due to improved collection of both CVI domestic and international receivables. Cooper expects future DSO to generally be in the mid to upper 60's.

     o Inventory months on hand was 6.9 months at the end of the third quarter versus 7.3 months at the end of this year's second quarter.

     o Capital expenditures were $11.3 million in the quarter, primarily to expand manufacturing capacity and continue the rollout of new information systems in selected locations. Cooper expects capital expenditures in fiscal 2004 of $40 million to $45 million as it doubles its U.K. manufacturing capacity to meet increasing demand.

     o    Depreciation and amortization was $4.0 million for the quarter.

CooperVision

"In our third quarter, CVI continued to grow faster than both the worldwide contact lens market and our competitors' results reported for the second calendar quarter," said A. Thomas Bender, Cooper's chief executive officer.

 "Our specialty lens franchise--toric, cosmetic, and multifocal lenses and lenses to alleviate dry eye symptoms--continues to gain momentum, while our value-added monthly disposable spherical and aspherical products continue to capture market share from two-week commodity disposable spherical lenses.

"CVI's global toric revenue, 41% of our soft contact lens business, grew 23% over the third quarter of 2003 and 25% year to date.

"The market remains robust. During the second calendar quarter, contact lens revenue worldwide reported by the five leading contact lens manufacturers grew 15%--10% in constant currency--and increased 13% in the United States according to independent market research data.

"Through six months, the data indicates that the global market has grown 9% in constant currency and the U.S. market has grown 11%."

Third Quarter and Year-To-Date CooperVision Worldwide Highlights

     o CVI's worldwide revenue of $102.8 million grew 17% over last year's third quarter--13% in constant currency--and is 19% ahead for the year--13% in constant currency.

     o CVI's specialty lenses--toric, cosmetic, multifocal lenses and lenses to alleviate dry eye symptoms--grew 22% over last year's third quarter and accounted for nearly two-thirds of its global soft lens business. Year to date, specialty lens revenue is ahead 25%.

     o Sales of toric lenses, which correct astigmatism, increased 23% over the third quarter of 2003 and accounted for 40% of CVI's global contact lens revenue. Year to date, toric products have grown 25%. All disposable toric products, the fastest growing toric lenses, grew 40% in the quarter and now represent about three-quarters of CVI's worldwide toric sales.

     o Disposable spheres, 45% of soft lens revenue, grew 15% over last year's third quarter and are ahead 22% year to date.

Third Quarter and Year-To-Date Geographic Revenue Highlights

     o In the United States, CVI's revenue, 48% of its business, grew 15% over the third quarter of 2003 and is ahead 14% year to date. Revenue outside of the United States grew 19% over 2003's third quarter and 24% year to date.

     o European revenue, 38% of CVI's total revenue, grew 19% over the third quarter of 2003 and is ahead 25% for the nine-month period.

     o Asia-Pacific revenue grew 43% over last year's third quarter and now represents 5% of CVI's worldwide business. Year to date, Asia-Pacific sales are 29% ahead of last year.

     o Revenue in all other markets outside the United States, 9% of CVI's revenue, grew 9% over 2003's third quarter and is ahead 18% year to date.

CVI New Products

So far this year, CVI has introduced its two-week disposable toric lens in Japan and Proclear disposable multifocal in major European markets. The Proclear multifocal launch in North America is scheduled in the fourth quarter of fiscal 2004.

CVI Third Quarter Expense Highlights

CVI's operating margin in the third quarter was 28% versus 27% in last year's third quarter.

Gross margin was 67% of revenue compared to 66% in the prior year's third quarter. Because CVI manufactures the majority of its lenses in the United Kingdom, the favorable impact of currency on revenue tends to be offset by the unfavorable translation of manufacturing and operating costs outside the United States. The effect of currency on operating income in the quarter was not significant.

SG&A expense grew 18% during the quarter compared to revenue growth of 17%.

Proposed Acquisition of Ocular Sciences, Inc.

In July, Cooper and Ocular Sciences, Inc.(Nasdaq: OCLR) announced that they had signed a definitive agreement for Cooper to acquire Ocular in a merger in which Ocular stockholders will be entitled to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, for each share of Ocular common stock they own.

At closing, expected in the first quarter of Cooper's 2005 fiscal year, which begins on November 1, 2004, Cooper will pay approximately $600 million in cash and issue approximately 10.5 million shares of its common stock to Ocular Sciences stockholders and option holders.

Completion of the transaction, which has been unanimously approved by the boards of directors of both companies, is subject to customary closing conditions, including approvals of each company's stockholders and expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act and approval of the Company's registration statement by the Securities and Exchange Commission. No other regulatory approvals are required prior to closing.

Revenue and Earnings Per Share Guidance

The table below shows Cooper's estimates of the revenue and earnings of the combined company for the fiscal years 2005 through 2007 assuming no major change in exchange rates. They are exclusive of nonrecurring charges for acquisition accounting and restructuring. They assume, for the purpose of these projections, that the transaction closes on November 1, 2004. They do not include the impact of a proposed amendment to Financial Accounting Standards Board Statement No.128 "Earnings Per Share" which is discussed below.

---------------------------------------------------------------------------------------------------------
                  COOPER REVENUE AND EARNING PER SHARE GUIDANCE FISCAL 2005-2007
                  --------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                      2005                    2006                         2007
                                      ----                    ----                         ----
---------------------------------------------------------------------------------------------------------
Total Revenue                 $930-$943 million        $1042-$1050 million          $1165-$1180 million
---------------------------------------------------------------------------------------------------------
       CooperVision           $815-$825million         $915-$920 million            $1025-$1035 million
---------------------------------------------------------------------------------------------------------
       CooperSurgical         $115-$118 million        $127-$130 million            $140-$145 million
---------------------------------------------------------------------------------------------------------
Earnings Per Share            $3.25-$3.35              $4.20-$4.30                  $5.00-$5.10
---------------------------------------------------------------------------------------------------------
Effective Tax Rate            21%                      20%                          20%
---------------------------------------------------------------------------------------------------------

Information

In connection with Cooper's proposed merger with Ocular Sciences, Cooper has filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. INVESTORS AND SECURITYHOLDERS OF COOPER AND OCULAR SCIENCES ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT/PROSPECTUS REGARDING THE ACQUISITION AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, AS WELL AS OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC web site www.sec.gov. The definitive joint proxy statement/prospectus and other relevant materials (when they become available) will be mailed to stockholders of Cooper and Ocular Sciences in advance of the special meetings to consider the transaction. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cooper by contacting Investor Relations, The Cooper Companies, Inc., 21062 Bake Parkway, Suite 200, Lake Forest, CA 92630, 949-597-4700, ir@coopercos.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Ocular Sciences by contacting EVC Group, Inc, 90 Montgomery Street Suite 1001, San Francisco, CA 94165, 415-896-6820, ocular@irevcgroup.com. Cooper, Ocular Sciences and their respective officers and directors may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the proposed merger. A description of the interests of the directors and executive officers of Cooper is set forth in Cooper's proxy statement for its 2004 annual meeting, which was filed with the SEC on February 6, 2004. A description of the interests of the directors and executive officers of Ocular Sciences is set forth in Ocular Sciences' proxy statement for its 2004 annual meeting, which was filed with the SEC on April 22, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the preliminary proxy statement/prospectus and the definitive proxy statement/prospectus, when it becomes available, as well as other relevant documents filed with the SEC when they become available.

CooperSurgical

Revenue at CSI, Cooper's women's healthcare medical device business, grew 27% over last year's third quarter to $26.3 million with organic growth of 6%. CSI's operating margin was 20% for the quarter, down from 23% in the third quarter of 2003, reflecting integration expenses of two recent acquisitions - SURx and Milex - and increased marketing expenditures.

CSI plans to increase marketing expenses over the next 12 to 18 months for programs designed to increase the organic growth of its business. These programs will focus on CSI's products in the incontinence, infertility and female sterilization markets using its restructured sales force of 175 independent and direct sales representatives.

Convertible Senior 2.625% Debentures and Proposed Changes to FASB 128

In the third quarter of 2003, we issued $115 million of 2.625% contingently convertible senior debentures due on July 1, 2023. The debentures are convertible into 22.5201 shares of our common stock per $1,000 principal amount or approximately 2.6 million shares.

Because Cooper's share price has exceeded the conversion price specified for the securities, earnings per share will be diluted to account for the additional shares that could be issued beginning in the fiscal fourth quarter 2004. As the Company has a right to and intends to redeem the principal for cash, current accounting standards define the level of dilution as equal to the number of shares that might become issued exclusive of the principal amount. This would dilute fiscal 2004 and fiscal 2005 earnings per share by about 4 cents at current share price levels. This estimated dilution is included in the fourth quarter and fiscal 2004 earnings per share guidance and the 2005-2007 guidance for the proposed combination of Cooper and Ocular.

The Financial Accounting Standards Board has issued an Exposure Draft, "Earnings Per Share - an Amendment of FASB Statement No. 128" that requires contracts with an option to settle the principal in cash or stock to presume a stock settlement for fully diluted earnings per share computations. If adopted, this could require Cooper to include additional shares in the computation of diluted earnings per share beginning in the fiscal first quarter 2005 and subsequent periods and could also require the Company to restate prior period earnings per share for the comparative amounts.

The proposed method could dilute Cooper's fiscal 2004 and fiscal 2005 fully diluted earnings per share by 11 cents and 13 cents, respectively. The incremental dilution between the current and the proposed accounting methods is not included in the fourth quarter and fiscal 2004 earnings per share guidance or the 2005-2007 guidance for the combination of Cooper and Ocular.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures

In this news release, we report Cooper's "cash flow per share" as 99 cents for the third quarter of fiscal 2004, 84 cents for the third quarter of 2003 and $3.67 for the 12 months ended July 31, 2004.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we think it is the most appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time.

In Cooper's case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization" (EBITDA) because unlike most companies, Cooper does not expect to pay federal income taxes until about 2007, when we expect to exhaust the usage of our U.S. net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate "cash flow per share," we add back non-cash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "cash flow per share" for all periods reported using the same diluted per share figures.

                           I.  For the Three Months Ended July 31,

                                    2004                        2003
                           ----------------------      ----------------------
                              $(000)    Per Share         $(000)    Per Share
                           -----------  ---------      -----------  ---------
Net income                  $ 24,048      $0.70          $18,663      $0.58
                                          =====                       =====
Add:
Income taxes                   5,707                       5,383
Depreciation                   3,399                       2,756
Amortization                     629                         388
                            --------                    --------
"Cash flow"                 $ 33,783      $0.99         $ 27,190      $0.84
                            ========      =====         ========      =====

Shares (000)                  34,128                      32,398
                            ========                    ========

                           II.  For the Nine Months Ended July 31,

                                    2004                        2003
                           ----------------------      ----------------------
                              $(000)    Per Share         $(000)    Per Share
                           -----------  ---------      -----------  ---------
Net income                 $  64,102      $1.89         $ 47,729      $1.49
                                          =====                       =====
Add:
Income taxes                  17,008                      15,072
Depreciation                  10,118                       7,949
Amortization                   1,437                       1,143
                           ---------                    --------
"Cash flow"                $  92,665      $2.73         $ 71,893      $2.25
                           =========      =====         ========      =====

Shares (000)                  33,885                      31,950
                           =========                    ========

                           III.  For the Twelve Months Ended July 31 2004

                              $(000)    Per Share
                           -----------  ---------
Year ended October 31, 2003:

Net income                  $ 68,770      $2.13
                                          =====
Add:
Income taxes                  21,717
Depreciation                  10,990
Amortization                   1,535
                            --------
"Cash flow"                 $103,012      $3.19
                            ========

Shares (000)                 32,274
                            =======

Plus (minus) nine months ended July 31:
2004                                       2.73
2003                                      (2.25)
                                          -----
"Cash flow" per share for the 12 months
   ended July 31, 2004                    $3.67
                                          =====

Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the merger with Ocular Sciences, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include risks related to the inability to obtain, or meet conditions imposed for governmental and other approvals of the proposed merger, including approval by stockholders of both companies; the risk that the Cooper and Ocular businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risk that the combined company may to realize anticipated benefits from its cost-cutting measures; the ultimate validity and enforceability of the companies' patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the company (or following the completion of the proposed merger, in the combined company) to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, the potential impact of changes to FASB 128, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2003. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call to discuss its second quarter results today at 2 p.m. Pacific Daylight Time. To access the live call in the United States, dial (1-800-599-9816.) From outside the U.S. call, (1-617-847-8705.) A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufacturers and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women's healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear'r' is a registered trademark of The Cooper Companies, Inc. CooperSync'TM' is a trademark of The Cooper Companies, Inc. Gen II'TM' is a trademark of Ocular Sciences, Inc. These trademarks are italicized in this news release.

                           FINANCIAL STATEMENTS FOLLOW


                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                (In thousands, except earnings per share amounts)
                                   (Unaudited)

                                                 Three Months Ended      Nine Months Ended
                                                      July 31,                 July 31
                                               ---------------------   ---------------------
                                                  2004        2003       2004         2003
                                               ---------   ---------   ---------   ---------
Net sales                                      $129,079    $108,442    $359,365    $298,824
Cost of sales                                    45,945      39,810     127,890     108,405
                                               --------    --------    --------    --------
Gross profit                                     83,134      68,632     231,475     190,419
Selling, general and administrative expense      49,012      41,518     141,126     118,985
Research and development expense                  1,825       1,400       4,572       3,994
Amortization of intangibles                         629         388       1,437       1,143
                                               --------    --------    --------    --------
Operating income                                 31,668      25,326      84,340      66,297
Interest expense                                  1,454       1,655       4,433       5,167
Other income (loss), net                           (459)        375       1,203       1,671
                                               --------    --------    --------    --------
Income before income taxes                       29,755      24,046      81,110      62,801
Provision for income taxes                        5,707       5,383      17,008      15,072
                                               --------    --------    --------    --------
Net income                                     $ 24,048    $ 18,663    $ 64,102    $ 47,729
                                               ========    ========    ========    ========

Diluted earnings per share                     $   0.70    $   0.58    $   1.89    $   1.49
                                               ========    ========    ========    ========

Number of shares used to compute
   diluted earnings per share                    34,128      32,398      33,885      31,950
                                               ========    ========    ========    ========

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                         July 31,   October 31,
                                                           2004         2003
                                                         --------   -----------
                               ASSETS
Current assets:
   Cash and cash equivalents                            $ 26,075     $ 47,433
   Trade receivables, net                                 92,301       84,607
   Marketable securities                                   1,187        5,746
   Inventories                                           105,078       89,718
   Deferred tax asset                                     17,601       14,616
   Other current assets                                   25,211       22,104
                                                        --------     --------
       Total current assets                              267,453      264,224
Property, plant and equipment, net                       143,500      116,277
Goodwill                                                 313,415      282,634
Other intangibles, net                                    25,527       15,888
Deferred tax asset                                        18,559       22,367
Other assets                                               3,739        4,174
                                                        --------     --------
                                                        $772,193     $705,564
                                                        ========     ========

                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt                                      $ 20,682     $ 20,658
   Other current liabilities                              93,445       97,656
                                                        --------     --------
       Total current liabilities                         114,127      118,314
Long-term debt                                           149,746      165,203
                                                        --------     --------
       Total liabilities                                 263,873      283,517
Stockholders' equity                                     508,320      422,047
                                                        --------     --------
                                                        $772,193     $705,564
                                                        ========     ========


                                      # # #